Exhibit 99.1

Sage Appoints Geno Germano to Company’s Board of Directors

CAMBRIDGE, Mass., July 19, 2016 — Sage Therapeutics (NASDAQ:SAGE), a clinical-stage biopharmaceutical company developing novel medicines to treat life-altering central nervous system disorders, announced today that Geno Germano has been appointed to Sage’s Board of Directors.

“The Sage team is excited to welcome Mr. Germano to our Board,” said Jeff Jonas, M.D., Chief Executive Officer of Sage. “Mr. Germano’s clear passion for creating medicines that significantly improve patients’ lives is a perfect fit with Sage’s vision and culture. Geno is an experienced and capable senior executive in the life sciences industry whose commercial expertise and experience in organizational scaling will be invaluable to Sage.”

Geno Germano was recently appointed President of Intrexon, a leader in synthetic biology, effective June 1, 2016. As President, Mr. Germano is responsible for leading Intrexon’s management team and commercialization efforts utilizing the Company’s technology platform for biologically-based solutions across a broad range of industries including Health, Consumer, Energy, Environment and Food.

Mr. Germano has over 30 years of experience in the pharmaceutical industry and a consistent track record of improving operating performance and increasing shareholder value across numerous leadership roles in multiple therapeutic categories and global markets at Pfizer, Wyeth and Johnson & Johnson. Prior to joining Intrexon, he was Group President of Pfizer’s Global Innovative Pharma Business, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas including cardiovascular, metabolic disease, neuroscience, inflammation, immunology, and rare diseases. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee focused on maximizing the return on research and development investment across the Pfizer portfolio. Previously, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets, as well as held responsibility for driving P&L growth and pipeline value through disciplined portfolio management. In addition, while in this role he directed the integration of Wyeth and Pfizer Specialty Care and Vaccines Businesses and developed top talent within the organization focusing on the leadership team.

Prior to joining Pfizer, Mr. Germano held numerous executive and leadership roles at Wyeth Pharmaceuticals including President of Wyeth U.S., where he was responsible for delivery of operational results across four business units, as well as President of its Global Pharmaceutical and Women’s Healthcare Business. He is a member of the Group of Fifty (G50) and serves on the Board of the Biotechnology Innovation Organization, as well as on the Advisory Board of the Healthcare Businesswomen’s Association and as a Trustee of the Albany College of Pharmacy where he received his Bachelor of Science degree in Pharmacy.

About Sage Therapeutics

Sage Therapeutics is a clinical-stage biopharmaceutical company committed to developing novel medicines to transform the lives of patients with life-altering central nervous system (CNS) disorders. Sage has a portfolio of novel product candidates targeting critical CNS receptor systems, GABA and NMDA. Sage’s lead program, SAGE-547, is in Phase 3 clinical development for super-refractory status epilepticus, a rare and severe seizure disorder, and is being developed for severe PPD. Sage is developing its next generation modulators, including SAGE-217, SAGE-689 and SAGE-718, with a focus on acute and chronic CNS disorders. For more information, please visit www.sagerx.com.

Investor Contact:

Paul Cox, Sage Therapeutics

paul.cox@sagerx.com

617-299-8377

Media Contact:

Maureen L. Suda, Suda Communications LLC

maureen.suda@sagerx.com

585-387-9248